EXHIBIT 99.1

Hampton Roads Bankshares Announces Third Quarter Financial Results

NORFOLK, Va., Oct. 29, 2008 (GLOBE NEWSWIRE) -- Hampton Roads Bankshares, Inc. (Nasdaq:HMPR), the financial holding company for Bank of Hampton Roads and Shore Bank, today announced its financial results for the third quarter and the first nine months of 2008.

On June 1, 2008, Shore Financial Corporation was merged with and into Hampton Roads Bankshares. As a result, 2,713,425 new shares of the Company's common stock were issued to the former Shore Financial Corporation shareholders.

Net income for the three months ended September 30, 2008, was $1,696,028 compared to $1,836,493 earned in the comparable period in 2007. For the first nine months of 2008, net income was $4,830,450; net income for the comparable period in 2007 was $5,097,506. For the third quarter of 2008, diluted earnings per share, inclusive of the new shares outstanding resulting from the Shore Financial Corporation acquisition was $0.13 compared to $0.18 in the third quarter of 2007. Diluted earnings per share for the first nine months of 2008 was $0.41 compared to $0.49 in the comparable period in 2007.

Vice-Chairman, President and Chief Executive Officer Jack W. Gibson commented, "Prior to the recent news concerning the Federal National Mortgage Association ('Fannie Mae') and Federal Home Loan Mortgage Corporation ('Freddie Mac'), I was looking forward to announcing an increase in our Company's quarterly earnings. Needless to say, it frustrates me to now have to report to our shareholders and the investment community that our earnings are down slightly from the comparable periods in 2007. Just as we were beginning to realize improvement to our net interest margin and experience the efficiencies resulting from our merger with Shore Financial Corporation, we received the news that the federal government was taking over the two mortgage giants. As a result, a $400,000 investment in Fannie Mae and Freddie Mac stock that we acquired through the merger was deemed a loss, which we elected to recognize this quarter. Had it not been for this impairment to earnings, our net income would have been up nearly 6% compared to third quarter 2007. On a linked quarter basis, our earnings are up $23,000 from second quarter and our net interest margin has climbed 9 basis points to 3.82%."

The Company's total assets as of September 30, 2008, were $918 million or 68.65% ahead of $544 million a year ago; at the time of the acquisition, Shore Bank's total assets were $267 million. Total deposits were up 64.18% from $411 million a year ago to end the quarter at $675 million; at the time of the acquisition, Shore Bank's total deposits were $208 million. The Company's total shareholders' equity on September 30, 2008 was $109 million.

The Company's total loans increased nearly $344 million or 75.85% from a year ago to end the quarter at $797 million; at the time of the acquisition, Shore Bank's total loans were $219 million. As a result, net interest income for the quarter was $7,522,397 or 19.30% higher than third quarter 2007.

Non-interest income for the third quarter of 2008 was $1,800,502, an increase of 118.50% over third quarter 2007. The increase was primarily attributable to contributions from Shore Bank's operations. Non-interest expense increased by 61.37% from third quarter 2007 to $6,540,516; contributing to the increase in non-interest expense were the impairment of Fannie Mae and Freddie Mac securities, higher FDIC insurance premiums and expenses related to the integration of Shore Bank's operations.

The Company's asset quality remains strong and is monitored diligently on a daily basis. On September 30, 2008, the nonperforming assets to total assets ratio was 0.36%, down from 0.57% in the comparable period last year. As of quarter-end, the Company's allowance for loan losses was $8,692,083 or 1.09% of total loans. Indicative of the economy and current housing market, the Company's other real estate owned has increased from third quarter 2007 to $1,126,514; the inventory consists of two homes, deemed to be in excellent condition and located in desirable areas, and one building lot.

Over the last several months, the Company has been evaluating the products and services offered by Bank of Hampton Roads and Shore Bank and implementing the best practices at each institution. A very profitable product to Shore Bank has been Bounce Protection, which Bank of Hampton Roads implemented on October 1, 2008. Bounce Protection covers overdrafts up to a set limit for DDA customers and it assesses a fee for each use. In the third quarter of 2008, Bounce Protection generated $485,402 in fee income for Shore Bank alone with net charge-offs of $24,209; on a year-to-date basis, the product has generated $642,533 in non-interest income with net charge-offs of $23,441. Thus far, the product has been well-received by Bank of Hampton Roads' customers and should help to further bolster the Company's non-interest income in the fourth quarter of the year.

About Hampton Roads Bankshares

Hampton Roads Bankshares, Inc. is a financial holding company that was formed in 2001 and is headquartered in Norfolk, Virginia. The Company's primary subsidiaries are Bank of Hampton Roads, which opened for business in 1987, and Shore Bank, which opened in 1961. The Banks engage in general community and commercial banking business, targeting the needs of individuals and small to medium-sized businesses. Currently, Bank of Hampton Roads operates eighteen banking offices in the Hampton Roads region of southeastern Virginia. Shore Bank serves the Eastern Shore of Maryland and Virginia through eight banking offices and twenty-two ATMs. Through its affiliates, Shore Bank also offers title insurance and investment products. Shares of Hampton Roads Bankshares' common stock are traded on the NASDAQ Global Select Market under the symbol HMPR. Additional information about the Company and its subsidiaries can be found on the Web at www.hamptonroadsbanksharesinc.com.

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                          Hampton Roads Bankshares, Inc.
                              Financial Highlights
                                    Unaudited

  Operating        Three Months Ended           Nine Months Ended
   Results       Sept. 30,     Sept. 30,     Sept. 30,     Sept. 30,
   --------        2008          2007          2008          2007
 Interest
  income      $ 12,370,274  $  9,941,054  $ 31,463,422  $ 28,203,697
 Interest
  expense        4,847,877     3,635,371    12,877,977    10,124,409
              ------------------------------------------------------
 Net interest
  income         7,522,397     6,305,683    18,585,445    18,079,288
 Provision for
  loan losses      279,824       270,000       824,150       738,000
 Noninterest
  income         1,800,502       824,045     4,645,412     2,577,637
 Noninterest
  expense        6,540,516     4,053,021    15,141,507    12,169,890
 Income taxes      806,531       970,214     2,434,750     2,651,529
              ------------------------------------------------------
 Net income   $  1,696,028  $  1,836,493  $  4,830,450  $  5,097,506
              ======================================================

 Earnings per
  share:
 Basic        $       0.13  $       0.18  $       0.42  $       0.50
 Diluted              0.13          0.18          0.41          0.49
 Book value
  per share           8.21          7.06          8.21          7.06

 Balance Sheet
  at Period-
     End
 -------------
 Total
  assets      $917,824,618  $544,225,270  $917,824,618  $544,225,270
 Total loans   796,874,608   453,143,579   796,874,608   453,143,579
 Total
  securities    41,908,387    50,693,471    41,908,387    50,693,471
 Total
  deposits     675,399,148   411,370,558   675,399,148   411,370,558
 Total
  borrowings   127,263,095    53,000,000   127,263,095    53,000,000
 Shareholders'
  equity       108,519,803    72,494,809   108,519,803    72,494,809

   Daily
  Averages
  --------
 Total assets $857,823,566  $529,423,704  $701,258,545  $509,561,620
 Total loans   735,418,769   438,576,238   593,657,995   415,896,660
 Total
  securities    43,073,902    52,485,625    42,173,030    55,644,471
 Total
  deposits     631,642,569   396,699,719   527,940,919   382,660,379
 Total
  borrowings   112,344,216    52,922,283    76,154,094    48,884,176
 Shareholders'
  equity       107,285,835    71,801,924    88,796,724    71,105,937
 Interest-
  earning
  assets       783,599,840   498,262,266   650,299,421   478,548,785
 Interest-
  bearing
  liabilities  619,475,559   348,509,349   497,581,250   332,658,928

  Financial
   Ratios
  ---------
 Return on
  average
  assets              0.79%         1.38%         0.92%         1.34%
 Return on
  average
  equity              6.29%        10.15%         7.27%         9.58%
 Net interest
  margin              3.82%         5.02%         3.82%         5.05%
 Efficiency
  ratio              70.16%        56.85%        65.18%        58.91%
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   Allowance for        Three Months Ended       Nine Months Ended
    Loan Losses        Sept. 30,   Sept. 30,   Sept. 30,   Sept. 30,
   -------------         2008        2007        2008        2007
 Beginning balance    $8,524,967  $4,376,835  $5,042,583  $3,910,943
 Provision for losses    279,824     270,000     824,150     738,000
 Charge-offs related
  to loans               (88,698)         --     (91,698)    (10,775)
 Charge-offs related
  to DDAs (Bounce
  Protection)            (66,143)         --     (72,892)         --
 Recoveries from
  loan charge-offs           199         431       8,740       9,098
 Recoveries from DDA
  charge-offs (Bounce
  Protection)             41,934          --      49,451          --
 Allowance acquired
  through merger              --          --   2,931,749          --
 Ending balance        8,692,083   4,647,266   8,692,083   4,647,266

   Nonperforming
      Assets
   -------------
 Nonaccrual loans     $1,606,599   $1,524,547 $1,606,599  $1,524,547
 Loans 90 days past
  due and still
  accruing interest      600,690    1,501,534    600,690   1,501,534
 Other real estate
  owned                1,126,514       69,552  1,126,514      69,552
 Total nonperforming
  assets               3,333,803    3,095,633  3,333,803   3,095,633

   Asset Quality
      Ratios
   -------------
 Nonperforming assets
  to total assets           0.36%        0.57%      0.36%       0.57%
 Allowance for loan
  losses to total
  loans                     1.09%        1.03%      1.09%       1.03%
 Allowance for loan
  losses to
  nonperforming assets    260.73%      150.12%    260.73%     150.12%
 --------------------------------------------------------------------

Additional Information about Hampton Roads Bankshares and Gateway Financial Holdings

On September 24, 2008, Hampton Roads Bankshares, Inc. and Gateway Financial Holdings, Inc. jointly announced that the board of directors of each company approved the execution of, and the parties have executed, a definitive agreement in which Gateway Financial Holdings will merge with and into Hampton Roads Bankshares. Hampton Roads Bankshares will file with the Securities and Exchange Commission a registration statement on Form S-4 to register the shares of its common stock to be issued to the shareholders of Gateway Financial Holdings in connection with the proposed transaction. The registration statement will include a proxy statement/prospectus that will be sent to the shareholders of Gateway Financial Holdings seeking their approval of the proposed merger. The proxy statement/prospectus will contain important information about Hampton Roads Bankshares, Gateway Financial Holdings, and the merger and about the persons soliciting proxies from shareholders of both Hampton Roads Bankshares and Gateway Financial Holdings in the merger, including the company's respective officers and directors, and their interests in the merger, such as their stock ownership in Gateway Financial Holdings.

Additional information about Gateway Financial Holdings' directors and executive officers is included in Gateway Financial Holdings' Annual Report on Form 10-K for the year ended December 31, 2007, which was filed with the Securities and Exchange Commission and is available on Gateway Financial Holdings' website at www.gatewaybankandtrust.com and at the Gateway Financial Holdings' address provided below.

Hampton Roads Bankshares and Gateway Financial Holdings urge the shareholders of both companies and other investors to read the registration statement on Form S-4 and the proxy statement/prospectus included in the registration statement on Form S-4, and any other relevant documents to be filed with the SEC in connection with the proposed transaction, because they will contain important information about Hampton Roads Bankshares, Gateway Financial Holdings, and the proposed transaction.

Shareholders and investors may obtain free copies of the proxy statement/prospectus and other documents related to the merger, once they are filed with the SEC, through the SEC's website at www.sec.gov. Free copies of the proxy statement/prospectus and other relevant documents also may be obtained by directing a request by telephone or mail to the following:

  Hampton Roads Bankshares, Inc.      Gateway Financial Holdings
 999 Waterside Drive, Suite 200            1580 Laskin Road
      Norfolk, VA  23510             Virginia Beach, Virginia 23451
   Attention: Jack W. Gibson            Attention: D. Ben Berry
 Telephone Number: (757) 217-1000   Telephone Number: (757) 422-4055

Certain statements in this press release may constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward-looking statements are statements that include projections, predictions, expectations, or beliefs about events or results or otherwise are not statements of historical facts, including statements relating to the timing and successful closing on the merger as well as future services to be offered by, and the financial condition and performance of, the combined companies. Although Hampton Roads Bankshares, Inc., and Gateway Financial Holdings, Inc., each believe that their respective expectations with respect to certain forward-looking statements are based upon reasonable assumptions within the bounds of its existing knowledge of their business and operations, there can be no assurance that actual results, performance or achievements of either or both Hampton Roads Bankshares, Inc., and Gateway Financial Holdings, Inc. will not differ materially from any future results, performance or achievements expressed or implied by such forward-looking statements. Actual future results and trends may differ materially from historical results or those anticipated depending on a variety of factors, including an inability of the companies to complete the merger or a failure of the combined companies to achieve the operations and results expected after the merger. For an explanation of additional risks and uncertainties associated with forward-looking statements, please refer to the respective Annual Reports as filed by each of Hampton Roads Bankshares, Inc., and Gateway Financial Holdings, Inc. on Form 10-K for the year ended December 31, 2007, and other reports filed and furnished to the Securities and Exchange Commission. Neither Hampton Roads Bankshares, Inc., nor Gateway Financial Holdings, Inc., undertake any obligation to update any forward-looking statements made in this press release and this release shall not constitute an offer to sell or the solicitation of an offer to buy securities in any jurisdiction in which such solicitation would be unlawful.

CONTACT:  Hampton Roads Bankshares, Inc.
          Tiffany K. Glenn, Senior Vice President and
           Marketing Officer
          (757) 217-1000